Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

012 Smile.Communications Ltd.

We consent to the use of our report dated July 10, 2007, except for Note 14 as to which the date is October 10, 2007, with respect to the combined balance sheets of 012 Smile.Communications Ltd. as of December 31, 2006 and 2005, and the related combined statements of operations, changes in Parent Company investment and cash flows for each of the years in the three-year period ended December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

The accompanying combined financial statements as of and for the year ended December 31, 2006 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation and, in our opinion, the combined financial statements expressed in NIS have been translated into dollars on the basis set forth in Note 2 of the notes to the combined financial statements.

/s/  Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel

October 19, 2007